EXHIBIT 99.1

G1 Therapeutics Announces Addition of Alicia Secor to Board of Directors

RESEARCH TRIANGLE PARK, N.C., June 18, 2021 – G1 Therapeutics, Inc. (Nasdaq: GTHX), a commercial-stage oncology company, today announced the appointment of Alicia Secor to its Board of Directors. With more than 30 years of experience in the life sciences industry, she has a proven track record of leading life sciences businesses, guiding products from clinical development through approval and global commercialization, and enabling companies to optimize the potential of innovative brands. Ms. Secor currently serves as President and Chief Executive Officer of Atalanta Therapeutics, Inc., a privately held biotechnology company pioneering new treatment options for neurodegenerative diseases and is a member of its Board of Directors.

“G1 is committed to appointing new board members with strong strategic vision and broad experience in leading life science companies as they enhance the value of their brands, and Alicia clearly embodies all of these traits,” said Jack Bailey, Chief Executive Officer of G1 Therapeutics. “As a highly seasoned executive with valuable industry experience, we look forward to Alicia’s expert advice as we seek to maximize the current and future value of COSELA™ (trilaciclib) and ensure its broad availability to patients with cancer. We are pleased to welcome Alicia to our Board of Directors at this important stage of G1’s evolution.”

“G1 has proven its ability to successfully advance innovative products through clinical development and has established a strong commercial capability with a focus on bringing important products to market for patients with unmet medical needs,” said Ms. Secor. “Few companies in the space can claim such early success. It’s an honor to join this board to help G1 bring value to its shareholders and develop and commercialize innovative medicines on behalf of patients with cancer.”

Prior to her role at Atalanta Therapeutics, Ms. Secor served as President and Chief Executive Officer of Juniper Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from August 2016 until August 2018, when the company was acquired by Catalent, Inc. Prior to that role, Ms. Secor held various leadership positions in the life sciences industry. From 1998 to 2013, Ms. Secor held various roles of increasing responsibility at Genzyme (now a part of Sanofi), culminating in her tenure as Vice President and General Manager of Metabolic Diseases. Ms. Secor is a member of the board of directors of Orchard Therapeutics plc, an English global gene therapy company that is publicly traded in the United States on the Nasdaq market, and is a board member of the Foundation for Prader-Willi Research, a non-profit organization. Ms. Secor also served on the board of GW Pharmaceuticals plc, a public company, prior to its acquisition by Jazz Pharmaceuticals plc. Ms. Secor holds an MBA from Northeastern University and earned her B.S. in Health Administration at the University of New Hampshire.

About G1 Therapeutics

G1 Therapeutics, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of next generation therapies that improve the lives of those affected by cancer, including the Company’s first commercial product, COSELA™ (trilaciclib). G1 has a deep clinical pipeline and is executing a tumor-agnostic development plan evaluating COSELA in a variety of solid tumors, including colorectal, breast, lung, and bladder cancers. G1 Therapeutics is based in Research Triangle Park, N.C. For additional information, please visit www.g1therapeutics.com and follow us on Twitter @G1Therapeutics.

G1 Therapeutics™ and the G1 Therapeutics logo and COSELA™ and the COSELA logo are trademarks of G1 Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, those relating to the future value of COSELA (trilaciclib) and the company’s ability to ensure broad availability. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause the company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein and include, but are not limited to, the company’s dependence on the commercial success of COSELA; the development and commercialization of new drug products is highly competitive; the company’s ability to complete clinical trials for, obtain approvals for and commercialize any of its product candidates; the company’s initial success in ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; and market conditions. Except as required by law, the company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contact:

Will Roberts

G1 Therapeutics, Inc.

Vice President

Investor Relations and Corporate Communications

(919) 907-1944

wroberts@g1therapeutics.com

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